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                                                                     EXHIBIT 4.1

                               SECTION 15.2 OF THE
                  AMENDED AND RESTATED ARTICLES OF ASSOCIATION
                                       OF
                            GLOBALSANTAFE CORPORATION
               (Requiring Advance Written Notice of Any Nomination
                 or Proposal to be Submitted by a Shareholder at
                      Any General Meeting of Shareholders)


     15.2 (a) Subject to the terms of any class or series of shares issued by the Company, if a Shareholder desires to nominate persons for election as Directors at any general meeting duly called for the election of Directors, written notice of such Shareholder's intent to make such a nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an annual general meeting of Shareholders, ninety days in advance of the anniversary date of the immediately preceding annual general meeting and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to Shareholders. Each such notice shall set forth (i) the name and address, as it appears in the Register of the Company, of the Shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of the Company which are beneficially owned by the Shareholder;
(iv) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (v) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time, of the United States of America, whether or not the Company is then subject to such Regulation; and (vi) the consent of each nominee to serve as a Director of the Company, if so elected. The Chairman of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting shall not be considered.

     (b) Subject to the terms of any class or series of shares issued by the Company, if a Shareholder desires to submit a proposal for consideration by the Shareholders at any general meeting, written notice of such Shareholder's intent to submit such a proposal must be given and received by the Secretary of the Company not later than (i) with respect to an annual general meeting of Shareholders, ninety days in advance of the anniversary date of the immediately preceding annual general meeting; and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is sent or given to Shareholders. Each such notice shall set forth (i) the name and address, as it appears in the Register, of the Shareholder who intends to submit the proposal; (ii) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to submit the proposal specified in the notice; (iii) the class and number of shares of the Company which are beneficially owned by the Shareholder; and (iv) such other information regarding each proposal submitted by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time, of the United States of America, whether or not the company is then subject to such Regulation. The Chairman of the annual general meeting or

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extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the meeting shall not be considered.